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EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                       SUIZA FOODS CORPORATION
         (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE AMOUNTS)


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                                                                           YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------------
BASIC EPS COMPUTATION:                                               2000            1999           1998
                                                                 ------------    ------------   ------------
  NUMERATOR:
    INCOME FROM CONTINUING OPERATIONS ........................   $    113,751    $    108,827   $    103,069
    LESS PREFERRED STOCK DIVIDENDS ...........................                                          (237)
                                                                 ------------    ------------   ------------

    INCOME APPLICABLE TO COMMON STOCK ........................   $    113,751    $    108,827   $    102,832
                                                                 ============    ============   ============

  DENOMINATOR:
    AVERAGE COMMON SHARES ....................................     28,195,043      32,861,218     32,953,290
                                                                 ============    ============   ============

BASIC EPS FROM CONTINUING OPERATIONS .........................   $       4.03    $       3.31   $       3.12
                                                                 ============    ============   ============


DILUTED EPS CALCULATION:
  NUMERATOR:
    INCOME FROM CONTINUING OPERATIONS ........................   $    113,751    $    108,827   $    103,069
    LESS PREFERRED STOCK DIVIDENDS ...........................                                          (237)
    NET EFFECT ON EARNINGS FROM CONVERSION OF MANDATORILY
        REDEEMABLE CONVERTIBLE PREFERRED SECURITIES ..........         21,334          24,501         18,732
                                                                 ------------    ------------   ------------

    INCOME APPLICABLE TO COMMON STOCK ........................   $    135,085    $    133,328   $    121,564
                                                                 ============    ============   ============

  DENOMINATOR:
    AVERAGE COMMON SHARES - BASIC ............................     28,195,043      32,861,218     32,953,290
    STOCK OPTION CONVERSION ..................................        793,680         901,151      1,838,193
    DILUTIVE EFFECT OF CONVERSION OF MANDITORILY
      REDEEMABLE CONVERTIBLE PREFERRED SECURITIES ............      7,682,541       9,096,123      7,174,081
                                                                 ------------    ------------   ------------

    AVERAGE COMMON SHARES - DILUTED ..........................     36,671,264      42,858,492     41,965,564
                                                                 ============    ============   ============

  DILUTED EPS FROM CONTINUING OPERATIONS .....................   $       3.68    $       3.11   $       2.90
                                                                 ============    ============   ============
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